Exhibit 10.14

eResearchTechnology, Inc.

2011 Bonus Plan

Set forth below is a summary of the eResearchTechnology, Inc. (“ERT” or the “Company”) 2011 Bonus Plan (the “2011 Plan”) approved by the Compensation Committee and ratified by the Board of Directors at their respective meetings on December 7, 2010, to be effective for fiscal 2011.

The purpose of the 2011 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain employees by providing attractive compensation opportunities linked to performance results. All of our employees are eligible to participate in the 2011 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2011 Plan.

Bonuses payable under the 2011 Plan are recommended by the Compensation Committee and presented to the Board. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income and the revenue projected to be generated by new contracts into which we enter regardless of when we actually recognize the revenue (the “Contract Revenues”). The subjective criteria consist of individual performance goals and objectives.

The revenue and net income targets at which 2011 Plan participants would earn 100% of the bonus opportunity attributable to those targets is within the range for revenues and net income provided as guidance for 2011 in the Company’s press release issued on March 1, 2011. The Board intends that the 2011 Plan participants earn the full bonus opportunity with respect to those targets only if the Company executes its financial business plan and achieves superior performance notwithstanding current economic conditions.

The Compensation Committee establishes the individual performance goals and objectives of the President and Chief Executive Officer. The President and Chief Executive Officer establishes the individual performance goals and objectives for the Company’s other executive officers, subject to approval by the Compensation Committee. Performance objectives for the remainder of the 2011 Plan participants are set by departmental supervisors who establish the individual performance goals in their respective departments for these participants.

Each participant in the 2011 Plan will be eligible to receive 50% to 150% of their 2011 bonus opportunity that is allocable to each objective target category, based on the extent to which we achieve the various specified targets. Amounts payable based on achievement of individual performance objectives can range from 0-100% of the applicable bonus opportunity.

For individual performance goals, (i) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the Company’s President and Chief Executive Officer; (ii) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the remaining executive officers, after receiving the recommendation of the Company’s President and Chief Executive Officer; and (iii) the participant’s departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned for the remainder of the participants under the 2011 Plan.

The bonus opportunities and the related performance targets for each of the Company’s executive officers approved in December 2010 are as follows:

			Percentage of Bonus Based On:
Name	Position	Bonus Opportunity	Revenues	Net Income	Individual Performance Goals	Contract Revenues
Michael J. McKelvey, Ph.D	President and Chief Executive Officer	$386,250	15	55	30
Keith D. Schneck	Executive Vice President and Chief Financial Officer	$160,000	15	55	30
Joel Morganroth, MD (1)	Chairman of the Board and Chief Scientific Officer	$371,250	15	55	30
John M. Blakeley	Executive Vice President and Chief Marketing Officer	$156,250	10	30	20	40
Thomas P. Devine	Executive Vice President and Chief Information Officer	$162,500	15	55	30
Amy Furlong	Executive Vice President and Chief Operations Officer	$170,000	15	55	30
Jeffrey S. Litwin, MD	Executive Vice President and Chief Medical Officer	$182,500	15	40	25	20
John B. Sory	Executive Vice President and Chief Development Officer	$167,500	15	55	30
Achim Schulke	Executive Vice President and Chief Technology Officer	$155,000	15	55	30

(1)	Under the terms of a Consultant Agreement between Joel Morganroth, M.D., P.C. and the Company, Dr. Morganroth’s professional corporation is entitled to an 80% commission of the net amounts we bill for Dr. Morganroth’s services to the customers of the Company’s consulting practice. These commissions are not included in the table above.

Effective May 1, 2011, our Board appointed Dr. Litwin to serve as our President and Chief Executive Officer. In connection with this appointment, and at the recommendation of the Compensation Committee, the Board confirmed that Dr. Litwin’s bonus opportunity for the first four months of 2011 would be a pro rata portion of the opportunity set forth in the table above, or $60,833.33, which would be earned, if at all, based on the same criteria set forth in the table. For the last eight months of 2011, our Board, again on the recommendation of the Compensation Committee, established a bonus opportunity of $275,000 for Dr. Litwin, of which 15% will be based on revenues, 55% will be based on net income and 30% will be based on individual performance goals.

Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.

Notwithstanding the foregoing, the Compensation Committee retains the discretion under the 2011 Plan to adjust or recommend to the Board an adjustment to the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income, Contract Revenues and Consulting Profits, are achieved, and the Board retains the discretion to make any such adjustment it deems appropriate.